Exhibit 99.3

LINEAGE CELL THERAPEUTICS, INC.

STOCK OPTION GRANT NOTICE

2021 EQUITY INCENTIVE PLAN

Lineage Cell Therapeutics, Inc., a California corporation (the “Company”), has granted to the participant listed below (“Participant”) the stock option (the “Option”) to purchase common shares of the Company (“Shares”) described in this Stock Option Grant Notice (this “Notice”), subject to the terms of the Lineage Cell Therapeutics, Inc. 2021 Equity Incentive Plan (as amended from time to time, the “Plan”) and the Stock Option Agreement attached as Exhibit A hereto (the “Agreement,” and, together with this Notice and the Plan, the “Option Documents”), both of which are incorporated into this Notice by reference. Capitalized terms not defined in this Notice or the Agreement have the meanings given to them in the Plan.

Participant:
Grant Date:
Option Exercise Price:
Number of Shares Subject to the Option:
Final Expiration Date:
Vesting Schedule:
Type of Option:	Nonstatutory Stock Option

By accepting the Option, Participant agrees to be bound by the terms of the Option Documents. Participant has reviewed the Option Documents in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Notice, and fully understands all provisions of the Option Documents. Participant hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Administrator (defined below) regarding any questions arising under the Option Documents. “Administrator” means the Board or a Committee of the Board to the extent the Board’s powers or authority under the Plan have been delegated to such Committee pursuant to the Plan. This Notice and the Agreement supersede any previous documentation provided to Participant with respect to the Option, including any prior Award Agreement entered into between the Company and Participant.

Lineage Cell Therapeutics, Inc.	Participant

By:	By:
Name:	Name:
Title:

EXHIBIT A

STOCK OPTION AGREEMENT

Capitalized terms not defined in this Stock Option Agreement (this “Agreement”) have the meanings specified in the Stock Option Grant Notice (the “Notice”) or, if not defined in the Notice, in the Plan.

1. General

(a) Grant of Option. The Company has granted to Participant the Option effective as of the grant date set forth in the Notice (the “Grant Date”).

(b) Incorporation of Terms of Plan. The Option is subject to the terms of this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the Plan will control.

2. Period of Exercisability

(a) Exercisability. The Option will vest and become exercisable according to the vesting schedule in the Notice; provided that any fractional Shares will accumulate and vest and become exercisable only when a whole Share has accumulated. Notwithstanding anything in the Option Documents, except as set forth in a separate agreement between Participant and the Company or as determined by the Administrator, the Option will immediately expire and be forfeited as to any unvested portion as of the date of termination of Participant’s Continuous Service (“Termination of Service”) for any reason. Any portion of the Option that vests and becomes exercisable will remain vested and exercisable until the Expiration Date (defined below), at which time the Option will be forfeited immediately.

(b) Expiration of Option. The Option may not be exercised after the date of the first of the following to occur (the “Expiration Date”), subject to Section 5(h) of the Plan:

(i) The final expiration date stated in the Notice;

(ii) Except as approved by the Administrator, the date that is 24 months following the date of Termination of Service for reasons other than Cause; and

(iii) The date that is three months following the date of Termination of Service if such termination is for Cause.

3. Exercise of Option

(a) Person Eligible to Exercise. Only Participant may exercise the Option during Participant’s lifetime. After Participant’s death, any exercisable portion of the Option may, prior to the time the Option expires, be exercised by Participant’s executor or administrator of Participant’s estate or any person who shall have acquired the Option from Participant by his or her will or the applicable law of descent and distribution as provided in the Plan.

(b) Exercise. To exercise the Option, Participant shall (i) deliver to the Company a “Notice of Exercise” in a form specified by the Administrator, specifying the number of Shares Participant wishes to purchase and how Participant’s Shares should be registered and/or (ii) take such other action as the Administrator may require. Participant may pay the Option Exercise Price in Shares, cash, or a combination thereof, including an irrevocable commitment by a broker to pay over such amount from a sale of Shares issuable under the Option, the delivery of previously owned Shares, withholding of Shares deliverable upon exercise of the Option (but only to the extent share withholding is made available to Participant by the Company), or in any other manner permitted by the Administrator, in each case provided that such method of payment is in accordance with the Plan.

(c) Partial Exercise. Any exercisable portion of the Option may be exercised, in whole or in part, in accordance with the procedures stated in Section 3(b) at any time prior to the Expiration Date, except that the Option may be exercised only for whole Shares.

(d) Tax Withholding.

(i) The Company may, but has no obligation to, treat Participant’s failure to provide timely payment in accordance with the Plan of any withholding tax arising in connection with the Option as Participant’s election to satisfy all or any portion of the withholding tax by requesting the Company retain Shares otherwise issuable under the Option. The number of Shares, if any, so retained shall be limited to the number of Shares which have a Fair Market Value on the date of withholding no greater than the aggregate amount of liabilities based on the maximum individual statutory withholding rates in Participant’s applicable jurisdictions for federal, state, local, and foreign income tax and payroll tax purposes that are applicable to such taxable income (or such other amount as may be permitted while still avoiding classification of the Option as a liability for financial accounting purposes).

(ii) Participant is liable and responsible for all taxes owed in connection with the Option, regardless of any action the Company or any Affiliate takes with respect to any tax withholding obligations that arise in connection with the Option. Neither the Company nor any Affiliate makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or exercise of the Option or the subsequent sale of Shares. Neither the Company nor any Affiliate is under any obligation to structure the Option to reduce or eliminate Participant’s tax liability.

4. Other Provisions

(a) Adjustments. Participant acknowledges that the Option is subject to adjustment, modification, and termination in certain events as provided in this Agreement and the Plan.

(b) Notices. Any notice to be given under this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s Secretary at the Company’s principal office or the Secretary’s then-current email address. Any notice to be given under this Agreement to Participant must be in writing and addressed to Participant (or, if Participant is then deceased, to the person entitled to exercise the Option) at Participant’s last known mailing address or email address. Either party may designate a different address or email address for notices to be given to that party by providing notice to the other party of such change pursuant to this Section 4(b). Any notice will be deemed duly given when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, or when delivered by a nationally recognized express shipping company. The Company may, in its sole discretion, decide to deliver any documents related to the Option or participation in the Plan by electronic means or to request Participant’s consent to participate in the Plan by electronic means. By accepting the Option, Participant consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

(c) Titles. Titles are provided herein for convenience only and do not serve as a basis for interpretation or construction of this Agreement.

(d) Conformity to Securities Laws. Participant acknowledges that each Option Document is intended to conform to all applicable laws and, to the extent applicable laws permit, will be deemed amended as necessary to conform to applicable laws.

(e) Successors and Assigns. The Company may assign any of its rights under this Agreement to one or more assignees, and this Agreement will inure to the benefit of the Company’s successors and assigns. Subject to any transfer restrictions in this Agreement or the Plan, this Agreement will be binding on and inure to the benefit of the heirs, legatees, legal representatives, successors, and assigns of the parties hereto.

(f) Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, each Option Document will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent applicable laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.

(g) Entire Agreement. The Option Documents constitute the entire agreement of the parties and supersede all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.

(h) Agreement Severable. If any provision of the Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Notice or this Agreement.

(i) Limitation on Participant’s Rights. Participation in the Plan provides no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the Option, and rights no greater than the right to receive the Shares as a general unsecured creditor with respect to the Option, as and when exercised pursuant to the terms hereof.

(j) Not a Contract of Employment. Nothing in the Option Documents: (i) provides Participant any right to continued employment or service with the Company or any Affiliate; or (ii) interferes with or restricts in any way the rights of the Company and its Affiliates, which rights are hereby expressly reserved, to discharge or terminate the employment or services of Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or an Affiliate and Participant.

(k) Counterparts. The Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to applicable law, each of which will be deemed an original and all of which together will constitute one instrument.

(l) Governing Law. This Agreement is governed by and construed under the laws of the state of California, without regard to conflict of law provisions.